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                                                                   EXHIBIT 10.43

                                SEVERANCE POLICY

If you are a regular full time employee you may be eligible for severance pay if you lose your job due to change of control of the company. This policy is not intended for normal involuntary loss of job due to downsizing, layoff, performance, or misconduct. This policy will apply to you only if you lose your position within a two-year period of a change in control, which shall be defined to occur when there is a change in the identity of a majority of the members of the company's Board of Directors. This policy will apply if, as a result of the change in control, your employment is terminated (1) because your position is eliminated; (2) because continuing to work in your position would require you to transfer to a work site outside a 100-mile radius of your work location at the time of change in control, or (3) because your responsibilities change so substantially that you have effectively been removed from the position held by you prior to the change in control.

SEVERANCE BENEFIT

Each eligible employee who is affected by a qualified reduction will receive severance pay based on the schedule listed below. Severance pay will be paid on each regularly scheduled payday and the company will continue pay its share of your health and/or dental insurance benefits if needed. The company will continue deducting the employee portion of the insurance benefits until directed to stop. Your Life insurance, AD&D, long term and short term disability will cease at the end of the month in which you are terminated. Life insurance is available through COBRA continuation. Severance pay for non-exempt (hourly) employees will be based on a normal 40 hour week (including shift differential if applicable) and exempt employees salaries will be determined by base salary only. Bonuses, commission, or the value of stock options granted, will not be used in determining base pay.

         Non Management employees

         Three (3)} weeks severance for each consecutive year of service to a maximum of twelve (12) months and a minimum of two (2) months.
         In addition, assistance will be provided to prepare resumes and provide copying service.

         Managers

         One (1) month severance for each year of consecutive service to maximum of twelve (12) months and a minimum of two (2) months.
         In addition, outplacement assistance to a maximum value of $4000.00 will be provided.

         Officers

         Twelve (12) months severance.
         In addition, outplacement assistance to a maximum of $10,000.00 will be provided.

During your severance period you will not be accruing vacation or sick time nor will you be eligible to contribute to the child care deduction plan or the 401k plan. Any accrued vacation at the time of separation will be paid in a lump sum as soon as administratively feasible.